Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-138955

April 13, 2007

INTERACTIVE BROKERS GROUP, INC.

Free Writing Prospectus

Subsequent to the filing of this Free Writing Prospectus with the Securities and Exchange Commission, Interactive Brokers Group, Inc. (the “Company”) intends to use the attached presentation in connection with the Company’s road show relating to its initial public offering of securities described in the above-referenced Registration Statement on Form S-1.

Forward-Looking Statements

Some of the statements contained in this free writing prospectus may constitute forward-looking statements within the meaning of the federal securities laws. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict.  More detailed information about factors that may affect our performance may be found under “Risk Factors” in the preliminary prospectus.  Any forward-looking statements included in this free writing prospectus are based on information available to us on the date of this free writing prospectus. We undertake no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

The Company has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the Company has filed with the SEC for more complete information about the Company and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Company will make the latest prospectus available at ipo.interactivebrokers.com.

April 2007 Investor Presentation

1 This presentation is not a prospectus and is not an offer to sell securities. A registration statement relating to the common stock of Interactive Brokers Group, Inc., has been filed with the Securities and Exchange Commission, but has not yet become effective. The common stock may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. The offering of the common stock is being made by means of the prospectus only, copies of which may be obtained from the placement agents for this offering. Except for the historical information contained herein, the matters discussed in this presentation include forward-looking statements that involve risks and uncertainties. These statements include, among others, statements regarding our expected business outlook, anticipated financial and operating results, our business strategy and means to implement the strategy, our objectives, the amount and timing of capital expenditures, the likelihood of our success in expanding our business, financing plans, budgets, working capital needs and sources of liquidity. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or implied in any forward looking statement. More detailed information about factors that may affect our performance may be found under "Risk Factors" in the prospectus. Investing in the common stock of Interactive Brokers Group, Inc., involves a substantial risk. Please read the “Risk Factors” section of the prospectus. Disclaimer

2 Ticker/Exchange IBKR/NASDAQ Shares Offered 20,000,000 class A shares Expected Pricing Week of April 30, 2007 Filing Range $23 - $27 per share Pro Forma Market Cap $10 billion (at midpoint) Placement Agents WR Hambrecht + Co, HSBC Securities, Fox-Pitt Kelton, Sandler O’Neill + Partners, E*TRADE Securities Selling Group IB and others The Offering

Company Overview 3

 We are an automated, global Market Maker and Broker specializing in equities and derivatives Optimizing the allocation of resources on a global network of electronic platforms is a major trend of our times Electronic exchanges, market makers, brokers and customers form the network Over 60 exchanges where we provide liquidity and global access to institutional and professional individual investors Established platform from which to expand further to new exchanges, products and customers 29 years of single minded focus on automation enabled us to generate more than $1 million of pretax profit per year per employee, for the past two years 4 Company Overview

1977 – T. Peterffy buys a seat on the American Stock Exchange (AMEX). First to use computer generated fair values for options trading on the floor 1993 – In the USA our integrated market making system communicates with hand-held computers on exchange floors via radio waves Automated markets in: Switzerland, France, England, Holland, Sweden, Austria, Spain, Hong Kong, Australia, Italy 1985 – Wired CRT terminals on the trading floors display continuous bid/offer prices for options 1982 1984 1986 1988 1990 1992 1978 1980 1982 – Timber Hill is formed, our computers analyze live ticker feed 1983 – First hand-held computer introduced on the trading floor 1990 – Become members of the first electronic options exchange, the DTB (now Eurex). First example of completely automated market making 1994 1996 1998 2000 2002 2004 2006 1995 – IB releases the first version of the Trader Workstation though which professional traders have direct access to the world’s markets On the CME our brokers’ hand-helds in the pit are radio linked to our routers, and from there to our customers’ trading screens 1999 – We demonstrate our best execution option routing to SEC chairman, Arthur Levitt 2000 – The first electronic options exchange in the USA, International Securities Exchange (ISE). From day one we maintain two sided continuous automated quotes for most listed products 2002 – IBG, the Bourse de Montreal and the Boston Stock Exchange agree to form the Boston Options Exchange (BOX) IB releases the Universal Account: securities, currencies and commodities in multiple countries and currencies trade from a single account 2006 – IBG enters into joint venture with the CME and CBOE to develop OneChicago exchange for single stock futures IB institutes penny trading in all option classes Prepare our software for portfolio margining At the forefront of building, installing, and managing proprietary automated broker-dealer systems since 1977 5 History

Our Competitors Market Making Large Broker Dealers: Goldman Sachs, Citibank, UBS, Morgan Stanley, Merrill Lynch Niche Players: Citadel, LaBranche, Group One, Wolverine, Peak6 Brokerage Prime Brokers Online Brokers, illustration: 6 Interactive (as of and for the year ended 12/31/06) Brokers Schwab optionsXpress Cleared accounts (in thousands) 80 6,737 205 Cleared DARTS ( in thousands ) 157 267 27 Average annual trades per account 493 10 37 Average commission per cleared trade $4.25 $13.38 $18.13 (including exchange and regulatory fees) Interest Paid on deposits of more than $100,000 5.05% 4.69% 4.09% Charged on margin loans $100,000 to $1,000,000 6.30% 9.06% 7.25%

Our Competitive Strengths Automated proprietary platform – Automation – An overwhelming competitive advantage Execute on 65 electronic exchanges and ECNs, in 23 different countries, in 13 different currencies Transact 16% of the world’s and 21% of the US listed equity based options volume Executed, cleared and settled 518,000 trades per day in 2006, with an average of 505 employees Makes us one of the lowest cost producers in our industry, able to compete with lowest dealing spreads, lowest commissions, lowest financing rates and fees Low cost structure: 7 Av. profit growth 17% 91 85 492 114 97 346 113 127 365 122 152 290 145 215 569 178 313 762 $0 $200 $400 $600 $800 $1,000 $1,200 $1,400 in Millions 2001 2002 2003 2004 2005 2006 Years Fixed Costs Variable Costs Profit

Our Competitive Strengths, continued Experienced, technology oriented management team, with longevity and significant economic interest Complementary business lines – Market Making and Brokerage; extensive knowledge base and technological synergies Established franchise – deeply embedded in the exchange listed derivatives space Real-time risk management – technology tuned to risk avoidance 8 Years with Age the company Position Thomas Peterffy 62 29 President & CEO, Chairman of the Board Earl H. Nemser 60 19 Vice Chairman & Director Thomas A.J. Frank 52 22 EVP and CIO Paul J. Brody 47 20 CFO Group & Director Milan Galik 40 16 SVP Software Development & Director Next 8 officers 43 14 Average Tenure 17

Our Strategies Accelerating adoption of electronic trading plays to our strengths Explosive volume growth across global derivatives exchanges Maintain and increase our market share Be the global broker for professional traders wherever they are and whatever they want to trade Use our market making to pave the way Expand to new countries, new exchanges, new products Market to new classes of customers (1) Data for global equity option volume excludes volume of the Kospi 200 Index Option Contract, which is an index of 200 stocks on the Korea Exchange. 9 Global Equity Option Volume: Annual Volume Traded (1) (MM Contracts) CAGR 18.0% Global Futures and Options on Futures Volume: Annual Volume Traded CAGR 23.9% Source: Futures Industry Association Source: Futures Industry Association (MM Contracts) 1,503 1,600 1,932 2,408 2,864 3,440 0 2,000 4,000 6,000 2001 2002 2003 2004 2005 2006 2,056 2,504 3,555 3,935 4,500 6,005 0 2,000 4,000 6,000 8,000 2001 2002 2003 2004 2005 2006

Evolution of Market Making Short Term – depends on rapidly evolving market micro structure: Exchange fees and fee classes Priority and preference rules (including penny pricing) SEC clarification and enforcement of best execution requirements The frequency of major announcements that leak to certain market participants Long Term – supply and demand for liquidity will balance at the cost of producing it 1. Execution and clearing facilities - Brokerage Systems Electronic interfaces to exchanges, clearing houses and payment systems Trade execution facilities Trade settlement and capital adequacy evaluation systems Position keeping and risk management systems Stock lending/borrowing systems Financing and corporate actions administration facilities 2. Pricing Systems Software to create simultaneous buy and sell orders Makes a regular profit No barriers to entry (given cheap and efficient brokerage systems for hire) In the long run, the best combination of market making and brokerage systems will prevail Build the most efficient and cost effective brokerage system 10

Timber Hill: Market Making 11

Timber Hill Global Reach Leading market maker in exchange listed equity options globally Market makers hold preferential rights and obligations at exchanges in return for providing liquidity Unprecedented growth in options volume in both high and low volatility periods 12

Timber Hill Non-Directional Market Making Market maker, not an investor in securities or the broad market Trading volumes drive profit generation; not the direction of the market Long gamma position protects against a severe market dislocation and decreased trading volumes As illustrated to the left, Timber Hill’s portfolio defense is balanced. A market dislocation in either direction would result in position profit. The data contains no time component, and therefore, does not show the loss from the decaying value of options over time. Up-Market / Down-Market Scenarios 13 $0 $100 $200 $300 $400 $500 $600 $700 $800 $900 -30% -20% -12% -8% -4% 0% 4% 8% 12% 20% 30% Market movement Profit impact (USD in millions) 12/13/06 12/20/06 12/27/06 01/03/07 01/10/07

Timber Hill Risk Management Entire portfolio is evaluated several times a second and continuously rebalanced throughout the trading day Execute many small trades at tiny but favorable differential Global footprint allows risk management across multiple markets 263,000 trades per day average in 2006 Broad diversification across 357,000 tradable items protects capital base Bid/Offer spreads may be widened to allow model time to react to news and generate new quotes Proprietary risk management system estimates the fair value of financial instruments No more than 0.5% of firm capital is at risk of loss at any one time Financing limitations, both overall and product specific, are programmed as constraints System hedges overall net position consistent with positive gamma profile Teams of experienced traders around the world monitor the system during all trading hours 14

Timber Hill Liquidity Management Ability to control assets and liabilities is important to managing liquidity In order to prevent the accumulation of excessive portfolio positions, Timber Hill uses the following tools, among others, to help avoid the over-extension of its capital base: Interest rates, which are used to calculate the forward prices of stocks, allow the firm to manage the size of stock positions Discount rates, which are used to calculate the present value of option prices from their future value, are used to manage the size of options positions Global liquidity is monitored and managed daily 15

Interactive Brokers: Electronic Brokerage 16

Universal Worldwide Trading Access One Universal Account – provides a single point of entry to all products and markets Access to 50+ exchanges worldwide Seamless trading across 10 currencies Broad Products and Services Suite Premier Trading Technology Professional interface Modular product offering Dynamic “smart” routing and re-routing of orders for optimal execution Integrated analytics Paper-trading to test trading strategies Seamless trading across product classes: stocks, options, futures, forex, bonds Lower Commission and Execution Costs Low execution costs: Stocks $.005 or less/share Options $.75 or less/contract High interest rates on customers’ cash balances Low interest rates on customers’ margin balances 17

Customer Trading Tools PROFESSIONAL TRADER INTERFACE: SINGLE, MULTI-PRODUCT SCREEN WITH REAL-TIME STREAMING QUOTES AND QUICK CLICK ORDER ENTRY AUTO RECOVERY: RE-ROUTES U.S. OPTIONS ORDERS IN CASE OF EXCHANGE MALFUNCTION, WITH IB UNDERTAKING THE RISK OF DOUBLE EXECUTIONS REAL TIME REPORTS: EXECUTION REPORTS CUSTOMIZED ACCOUNT STATEMENTS/INFORMATION “DYNAMIC SMARTS”: ORDER ROUTING SEARCHES FOR BEST PRICE AND DYNAMICALLY RE-ROUTES ALL OR PART OF CUSTOMER’S ORDER FOR BEST EXECUTION ANALYSIS: TECHNICAL ANALYTICS FUNDAMENTAL ANALYTICS MARKET SCANNERS INTERACTIVE CHARTS IB Trader Workstation SM - “TWS” allows traders to access multiple task-related windows to aid in managing and trading portfolios 18

Brokerage Risk Management Real time risk management across all product classes and currencies Approval / Rejection of all new orders Immediate auto liquidation if equity falls below requirement No Margin Calls are needed - Customers are expected to actively manage their positions “Smart” liquidation, minimizes damage to customer’s portfolio 19

Brokerage Growth Cleared Customers (execution and clearance): Customer accounts grew on average 44% per year and customer equity grew 97% per year, over the past 6 years 2006: 80 thousand customer accounts and $6.1 billion in customer equity Non-Cleared Customers (execution only): IB executes for at least 2 of the 5 largest commercial banks; at least 2 of the largest bulge bracket brokers; and at least 2 of the largest online brokers 2006: IB executed roughly 159 million institutional options contracts 2006: We were the #1 liquidity provider on the three largest US option exchanges (ISE, CBOE, PHLX) 20 Cleared Customer Accounts & Assets US$ (billions) Accounts (000s) Cleared Customer Trades & Commissions DARTS (000s) Rev. US$ (millions) 0 40 80 120 160 200 2001 2002 2003 2004 2005 2006 0 40 80 120 160 200 Cleared DARTS Cleared Commissions

Financial Summary 21

Summary Financial Results We remained profitable through varied market conditions 22 (In millions) 2001 2002 2003 2004 2005 2006 Revenues: Trading gains $596 $472 $488 $423 $640 $804 Commissions and execution fees 44 64 93 112 132 174 Interest revenues 66 55 59 80 273 672 Other income 11 8 11 7 54 87 Total revenues 717 599 651 622 1,099 1,737 Interest expense 49 42 46 58 170 484 Total net revenues 668 557 605 564 929 1,253 Non-interest expenses: Variable, execution and clearing 85 97 127 152 215 313 Fixed Expenses 91 114 113 122 145 178 Total non-interest expenses 176 211 240 274 360 491 Income before income tax $492 $346 $365 $290 $569 $762 % of Net Revenue 74% 62% 60% 51% 61% 61% Year Ended December 31,

 Through heavy reliance on automation the company is able to trade on over 60 market centers and self-clear most of its stocks, options and futures worldwide with 532 employees at year end 2006 As a result, only 22% of 2006 expenses were due to compensation 64% of IBG expenses were variable in 2006 and correlated to business activity 23 Profitability Low Cost Structure US$ (millions)

2001 Revenues Market-Making 89% Commissions 7% Net Interest 2% Total net revenues = $667 million 2006 Revenues Market-Making 64% Commissions 14% Net Interest 15% Total net revenues = $1,252 million Other 7% Market Making: Over the past 3 years, 25% to 40% of trading revenues were generated from international operations In 2006, executed 66 million market making trades Make markets in over 11 thousand underlying products Brokerage: In 2006, 24% of total net revenues 2004 to 2006, net revenues grew from $133 to $298 million, net income from $45 to $97 million No single customer contributed more than 1.5% of commissions in 2006 Other 2% 24 Net Revenue Diversification

$32 billion balance sheet, 99% liquid T-Bills Securities owned, marked to market daily Stocks borrowed (100% collateralized) Receivables from customers, collateralized by marketable securities Long term borrowing consists of a bank revolver and private notes issued to qualified customers (most valuable customers) In 6 years, from 2000 to 2006, equity capital grew from $750 million to $2.8 billion 25 Balance Sheet Low Financial Leverage US$ (billions) 98% 99% 97% 94% 92% 89% 2% 1% 3% 6% 8% 11% 948 1,275 1,605 1,912 2,344 3,103 Highly Liquid US$ (billions)

26 Post-Offering Corporate Structure

IBG Commercial 27